Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin G. Lowery
(212) 836-2674	(412) 553-1424

Alcoa Announces Income from Continuing Operations of

$298 Million, or $0.34 per share, in Third Quarter, 2004

Highlights:

•	Income from continuing operations was $298 million, or $0.34 per diluted share, in line with prior guidance;

•	Year-to-date income from continuing operations was $1.053 billion, or $1.20, up 52 percent from 2003’s result of $695 million, or $0.82;

•	Debt-to-capital ratio improved to 32.3 percent, the lowest since early 2000;

•	Reached tentative agreement with union on health care package allowing re-start of Wenatchee, WA smelter; strike on-going at Becancour, Quebec smelter;

•	Disciplined capital spending, lowering projected full-year capital expenditures to approximately $1.2 billion;

•	Continued execution on upstream and downstream growth projects.

NEW YORK—October 7, 2004 — Alcoa announced today that its income from continuing operations was $298 million, or $0.34 per diluted share, in the third quarter, up from $285 million, or $0.33, in the third quarter of 2003, and down from $405 million, or $0.46, in the previous quarter.

Net income in the quarter was $283 million, or $0.32, down from $404 million, or $0.46, in the previous quarter, and even with $280 million, or $0.33, in the third quarter of 2003.

Year-to-date, income from continuing operations was $1.053 billion, or $1.20, 52 percent more than 2003’s result of $695 million, or $0.82. During this time period, the average cash aluminum price traded on the LME increased by 20 percent.

The quarter’s results were negatively affected by several events, including the previously announced impact of the strike at the Becancour, Quebec smelter and costs associated with the impact of Hurricane Ivan on the Jamalco refinery. The quarter’s results do not include the previously announced charge that was expected to be recorded for layoffs at the Wenatchee facility since a tentative agreement with the United Steelworkers of America (USWA) and its affiliate, the Aluminum Trades Council of Wenatchee, was reached that will allow restart of the facility.

“Industry fundamentals and performance in key markets continue to be strong. Our efforts to tackle higher labor and health care costs in North America lowered profitability. We are taking the right approach to ensure competitiveness for the long-term”, said Alain Belda, Alcoa Chairman and CEO.

Sales Overview

Sales in the quarter of $5.975 billion rose 12.5 percent over revenue in the third quarter of 2003. Sales were down slightly over the sequential quarter’s $6.070 billion, primarily due to lower activity in the company’s automotive markets. Upstream markets for alumina and aluminum remained strong in the quarter, as worldwide demand pushed industry inventories lower. Beyond customary seasonality within some downstream markets, the automotive, consumer packaging and European fabricated aluminum markets saw softness in the third quarter. Commercial transportation and aerospace markets continued to gain momentum.

Higher input costs, particularly energy in Europe and North America, negatively affected several businesses, and the increase in prices for petroleum-derived products, like resin, caused higher costs in the packaging businesses.

Foreign currency translation resulted in a pre-tax loss of $17 million in the quarter.

The company’s return on capital stood at 8.7 percent on a trailing four quarters basis.

Update on Labor Situation, Hurricane Ivan, and Other Events

As previously announced, the quarter’s results were negatively affected by several events, including:

•	an on-going strike at its Becancour, Quebec smelter with an impact of $41 million before taxes and $29 million after taxes;

•	Hurricane Ivan’s damage to the port serving the Jamalco refinery and associated clean-up costs and production losses, with a total impact of $12 million before taxes and $7 million after taxes;

•	a fire at the KAMA packaging facility in Hazleton, PA, with an impact of $4 million before taxes and $3 million after taxes;

•	charges associated with the closure of the Northwood, OH automotive structures facility with an impact of $4 million before taxes and $3 million after taxes; and

•	the anticipated sale of the protective packaging business, with an after-tax impact of $16 million.

In the quarter, the company was able to realize a $35 million pre-tax profit ($15 million after-tax and minority interest) by winding down a favorable alumina tolling arrangement.

Alcoa’s Jamalco refinery in Jamaica was not badly damaged during Hurricane Ivan, but the storm harmed the company’s Rocky Point port from which the refinery ships alumina and interrupted production. The Jamalco refinery has 1.25 million metric tons of capacity, and is a 50/50 relationship between Alcoa World Alumina and Chemicals (“AWAC”) — a global alliance between Alcoa and Alumina Ltd. — and the government of Jamaica.

As a result of the anticipated sale of its protective packaging business, the company recorded a charge of $16 million, or $0.02, in the third quarter under discontinued operations. The sale is expected to be completed by the end of the year.

Cost Savings Program

Due to the aforementioned higher input costs, higher maintenance expenses and higher spending associated with demand growth, the company did make not any additional gains toward its cost challenge in this quarter. At this point, Alcoa has now achieved $132 million in annual savings toward the $1.2 billion three-year cost challenge. This is Alcoa’s third of three consecutive $1 billion-plus challenges, which together have resulted in more than $2.2 billion in sustainable savings. “We remain confident that we can achieve $1.2 billion in savings over three years through continued application of the Alcoa Business System,” said Belda.

Balance Sheet

The company’s debt-to-capital ratio improved to 32.3 percent at the end of the quarter, within the company’s targeted range of 25 to 35 percent. The company has reduced its debt by approximately $1.2 billion in the past 12 months.

In the quarter, capital expenditures were $253 million, 84 percent of depreciation. Year-to-date capital spending has been $667 million. The company will spend approximately $1.2 billion on capital in 2004, roughly $100 million lower than originally projected due to timing of growth project spend.

Update on Growth Projects

During the quarter, the company made progress on several growth projects designed to solidify its position as the world’s leading supplier of alumina, primary metals and fabricated products.

Refining

The company’s brownfield refinery expansions in Suriname (Suralco) and Pinjarra in Western Australia are both proceeding well. The Suralco refinery expansion is scheduled to be completed 5 months ahead of schedule and the added capacity will now come on-line in January 2005. Together, those projects will increase AWAC’s global alumina capacity by approximately 750,000 metric tons per year.

Smelting

During the third quarter, Alcoa broke ground on its 322,000 metric ton per year (mtpy) Fjardaal aluminum smelter in East Iceland, the company’s first greenfield smelter in 20 years. Upon completion, Alcoa Fjardaal will be one of the most efficient, environmentally friendly, and safest smelters in the world. It is scheduled to begin production in the spring of 2007.

Alcoa began an environmental impact assessment in Trinidad for a 250,000 mtpy smelter there. Alcoa and the government of Trinidad and Tobago signed a memorandum of understanding (MOU) on that project in May 2004, and a final decision on the smelter is expected in 2005.

The company announced that its Brazilian 100 percent equity owned subsidiary, Alcoa Aluminio S.A., will begin expanding capacity at its Sao Luis (Alumar) aluminum smelter immediately. When complete, the expansion will bring Aluminio’s share of smelting capacity there to 262,000 mtpy and will increase Alcoa’s share of output from the overall smelter from 54 to 60 percent. Construction of the expansion has begun, with production expected to begin in the third quarter of 2005.

Alcoa’s 2003 MOU between the company and the government of the Kingdom of Bahrain is no longer in force. Under the terms of that MOU, Alcoa would have acquired a 26% stake in Alba, a Bahrain company that owns and operates an aluminum smelter with 512,000 metric tons per year of capacity. The company and the government were unable to reach mutually acceptable terms to finalize the terms of the MOU, but are continuing to explore other ways for Alcoa to invest in Alba. Alcoa has a 33-year commercial relationship with Alba, under which Alcoa has been the exclusive supplier of alumina to the smelter.

Downstream

The company continues to pursue approval from the Federal Antimonopoly Service in Russia for its purchase of Rusal’s Samara and Belaya Kalitva facilities, which will enhance its position as a supplier of rolled and extruded products in Europe. Progress on the Bohai rolling venture in China continues, and Alcoa expects the joint venture to be formed by the first quarter of 2005, subject to government approvals.

Segment and Other Results

(all comparisons on a sequential quarter basis, unless noted)

Alumina and Chemicals - Segment profitability increased $10 million (6 percent) driven by the favorable impact of winding down an alumina-tolling contract, offset by throughput issues in Western Australia. Alumina production for the quarter was 3,546 thousand metric tons (kmt). The financial impact due to the damage in Jamaica is partially recognized in this segment and partially recognized in the ATOI reconciliation.

Primary Metals - Segment profitability decreased $42 million (18 percent) largely due to the strike at the Becancour facility, unfavorable currency effects, higher energy costs, and higher maintenance expenses. Realized prices were flat with the second quarter. Primary metal production for the quarter was 821 kmt down from 863 kmt in the second quarter due primarily to the curtailment of Becancour. The company purchased roughly 200 kmt of primary metal for internal use as Alcoa continued to execute on its strategy of selling value-added products.

Flat Rolled Products – Segment profitability increased $3 million to $62 million, up 5% from the second quarter. The resolution of prior quarter operational issues in the Tennessee, US and the Kitts Green, UK facilities led to higher shipments and revenue in the segment. Continued strong pricing in North America helped to offset the traditional slowdown associated with North American automotive OEM shutdowns.

Engineered Products - Segment profitability fell by $18 million, to $60 million. The decline in profitability was largely driven by lower shipments to the automotive industry coupled with ramp-up costs associated with expected higher future demand in the aerospace and commercial vehicle markets.

Packaging and Consumer – Typical seasonal decline in demand in the closures business, softness in the consumer products business, persistently higher resin costs and the negative impact of the KAMA fire led to a $13 million decline in segment profitability.

Other - Profitability decreased $18 million driven by lower shipments to the automotive market, partially offset by stronger results at Alcoa Home Exteriors.

ATOI to Net Income Reconciliation

The largest variances in reconciling items were in the “other” and “discontinued operations” line items. “Other” changed largely due to the non-recurrence of the second quarter environmental charges and the gain on early debt repayment, lower dividend income and unfavorable translation effects of currency. “Discontinued Operations” includes the charge associated with the anticipated sale of the protective packaging business.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on October 7th to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 120,000 employees in 42 countries and has been a member of the Dow Jones Industrial Average for 45 years and the Dow Jones Sustainability Indexes since 2001. More information can be found at www.alcoa.com

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine, telecommunications and other markets; (c) Alcoa’s inability to achieve the level of cost savings, productivity improvements or earnings growth anticipated by management, whether due to significant increases in energy, raw materials or employee benefits costs, labor disputes or other factors; (d) changes in laws, governmental regulations or policies, currency exchange rates or competitive factors in the countries in which Alcoa operates; (e) a significant downturn in the business or financial condition of a key customer or customers supplied by Alcoa; (f) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (g) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2003, Forms 10-Q for the quarters ended March 31, 2004 and June 30, 2004 and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	September 30 2003 (a)	June 30 2004 (a)	September 30 2004
Sales	$5,310	$6,070	$5,975

Cost of goods sold	4,204	4,787	4,787
Selling, general administrative, and other expenses	303	317	315
Research and development expenses	47	43	44
Provision for depreciation, depletion, and amortization	291	300	300
Restructuring and other charges	1	5	4
Interest expense	75	69	67
Other income, net	(42)	(125)	(53)

Total costs and expenses	4,879	5,396	5,464

Income from continuing operations before taxes on income	431	674	511
Provision for taxes on income	92	196	142

Income from continuing operations before minority interests’ share	339	478	369
Less: Minority interests’ share	54	73	71

Income from continuing operations	285	405	298

Loss from discontinued operations	(5)	(1)	(15)

NET INCOME	$280	$404	$283

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.33	$.46	$.34
Loss from discontinued operations	—	—	(.02)

Net income	$.33	$.46	$.32

Diluted:
Income from continuing operations	$.33	$.46	$.34
Loss from discontinued operations	—	—	(.02)

Net income	$.33	$.46	$.32

Average number of shares used to compute:
Basic earnings per common share	855,477,116	869,550,013	869,953,918
Diluted earnings per common share	859,375,461	877,363,719	876,526,090

Shipments of aluminum products (metric tons)	1,225,000	1,287,000	1,274,000

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Nine months ended
	September 30 2003 (a)	September 30 2004
Sales	$15,900	$17,718

Cost of goods sold	12,642	13,992
Selling, general administrative, and other expenses	942	974
Research and development expenses	147	132
Provision for depreciation, depletion, and amortization	878	902
Restructuring and other charges	—	(22)
Interest expense	243	200
Other income, net	(135)	(200)

Total costs and expenses	14,717	15,978

Income from continuing operations before taxes on income	1,183	1,740
Provision for taxes on income	300	493

Income from continuing operations before minority interests’ share	883	1,247
Less: Minority interests’ share	188	194

Income from continuing operations	695	1,053

Loss from discontinued operations	(1)	(11)

Cumulative effect of accounting change	(47)	—

NET INCOME	$647	$1,042

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.82	$1.21
Loss from discontinued operations	—	(.01)
Cumulative effect of accounting change	(.06)	—

Net income	$.76	$1.20

Diluted:
Income from continuing operations	$.82	$1.20
Loss from discontinued operations	—	(.01)
Cumulative effect of accounting change	(.06)	—

Net income	$.76	$1.19

Average number of shares used to compute:
Basic earnings per common share	849,336,567	869,650,782
Diluted earnings per common share	851,679,620	877,393,050

Common stock outstanding at the end of the period	864,759,968	870,152,606

Shipments of aluminum products (metric tons)	3,624,000	3,833,000

(a)	Prior periods have been adjusted to reflect the reclassification of the protective packaging business from continuing operations to discontinued operations in the third quarter of 2004.

Alcoa and subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(in millions)

	December 31 2003 (b)	June 30 2004 (b)	September 30 2004
ASSETS
Current assets:
Cash and cash equivalents	$576	$466	$561
Receivables from customers, less allowances: $105 in 2003, $103 in 2Q 2004, and $97 in 3Q 2004	2,559	2,973	3,013
Other receivables	351	296	224
Inventories	2,554	2,850	2,995
Deferred income taxes	267	237	225
Prepaid expenses and other current assets	502	642	779

Total current assets	6,809	7,464	7,797

Properties, plants and equipment, at cost	24,883	24,771	25,132
Less: accumulated depreciation, depletion and amortization	12,342	12,571	12,880

Net properties, plants and equipment	12,541	12,200	12,252

Goodwill	6,549	6,553	6,575
Other assets	5,320	5,366	5,642
Assets held for sale	492	84	42

Total assets	$31,711	$31,667	$32,308

LIABILITIES
Current liabilities:
Short-term borrowings	$56	$54	$44
Accounts payable, trade	1,982	2,247	2,416
Accrued compensation and retirement costs	952	1,000	1,042
Taxes, including taxes on income	701	802	956
Other current liabilities	881	842	1,074
Long-term debt due within one year	523	498	497

Total current liabilities	5,095	5,443	6,029

Long-term debt, less amount due within one year	6,693	6,329	6,108
Accrued postretirement benefits	2,220	2,199	2,178
Other noncurrent liabilities and deferred credits	3,390	3,367	3,274
Deferred income taxes	805	742	790
Liabilities of operations held for sale	93	14	12

Total liabilities	18,296	18,094	18,391

MINORITY INTERESTS	1,340	1,298	1,362

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock	55	55	55
Common stock	925	925	925
Additional capital	5,831	5,791	5,788
Retained earnings	7,850	8,347	8,367
Treasury stock, at cost	(2,017)	(1,971)	(1,956)
Accumulated other comprehensive loss	(569)	(872)	(624)

Total shareholders’ equity	12,075	12,275	12,555

Total liabilities and equity	$31,711	$31,667	$32,308

(b)	Prior periods have been adjusted to reflect the reclassification of the protective packaging business from continuing operations to discontinued operations in the third quarter of 2004.

Alcoa and subsidiaries

Segment Information (unaudited)

(in millions, except metric ton amounts and realized prices)

	1Q03	2Q03	3Q03	4Q03	2003	1Q04	2Q04	3Q04
Consolidated Third-Party Revenues:
Alumina and Chemicals	$449	$491	$526	$536	$2,002	$463	$486	$490
Primary Metals	732	805	816	876	3,229	878	959	930
Flat-Rolled Products	1,152	1,200	1,176	1,287	4,815	1,450	1,490	1,520
Engineered Products	1,390	1,455	1,369	1,375	5,589	1,523	1,598	1,583
Packaging and Consumer (3)	727	811	787	788	3,113	721	821	797
Other	668	710	636	640	2,654	638	716	655

Total	$5,118	$5,472	$5,310	$5,502	$21,402	$5,673	$6,070	$5,975

	1Q03	2Q03	3Q03	4Q03	2003	1Q04	2Q04	3Q04
Consolidated Intersegment Revenues:
Alumina and Chemicals	$240	$248	$258	$275	$1,021	$338	$349	$341
Primary Metals	840	690	740	828	3,098	1,038	1,129	1,039
Flat-Rolled Products	20	15	17	14	66	23	23	25
Engineered Products	9	5	5	5	24	4	5	4
Packaging and Consumer	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—

Total	$1,109	$958	$1,020	$1,122	$4,209	$1,403	$1,506	$1,409

	1Q03	2Q03	3Q03	4Q03	2003	1Q04	2Q04	3Q04
Consolidated Third-Party Shipments (Kmt):
Alumina and Chemicals	1,794	1,939	1,982	1,956	7,671	1,718	1,796	1,833
Primary Metals	453	495	488	516	1,952	469	472	459
Flat-Rolled Products	434	453	450	482	1,819	515	517	521
Engineered Products	223	221	222	213	879	234	239	234
Packaging and Consumer	36	42	40	49	167	38	41	39
Other (1)	22	20	25	20	87	16	18	21

Total Aluminum (1)	1,168	1,231	1,225	1,280	4,904	1,272	1,287	1,274

Alcoa’s average realized price-Primary (2)	$0.69	$0.68	$0.71	$0.73	$0.70	$0.81	$0.85	$0.85

	1Q03	2Q03	3Q03	4Q03	2003	1Q04	2Q04	3Q04
After-Tax Operating Income (ATOI):
Alumina and Chemicals	$91	$89	$113	$122	$415	$127	$159	$169
Primary Metals	166	162	163	166	657	192	230	188
Flat-Rolled Products	53	56	59	53	221	66	59	62
Engineered Products	29	46	47	33	155	62	78	60
Packaging and Consumer (3)	51	56	56	51	214	35	54	41
Other	9	17	8	17	51	18	30	12

Total	$399	$426	$446	$442	$1,713	$500	$610	$532

	1Q03	2Q03	3Q03	4Q03	2003	1Q04	2Q04	3Q04
Reconciliation of ATOI to consolidated net income (3):
Total ATOI	$399	$426	$446	$442	$1,713	$500	$610	$532
Impact of intersegment profit adjustments	7	(4)	2	4	9	23	8	3
Unallocated amounts (net of tax):
Interest income	5	6	7	6	24	7	5	8
Interest expense	(57)	(52)	(49)	(46)	(204)	(41)	(45)	(44)
Minority interests	(59)	(75)	(54)	(43)	(231)	(50)	(73)	(71)
Corporate expense	(57)	(81)	(65)	(84)	(287)	(74)	(63)	(68)
Restructuring and other charges	4	(2)	(1)	25	26	31	(4)	(3)
Discontinued operations	4	—	(5)	(48)	(49)	5	(1)	(15)
Accounting change	(47)	—	—	—	(47)	—	—	—
Other	(48)	(2)	(1)	35	(16)	(46)	(33)	(59)

Consolidated net income	$151	$216	$280	$291	$938	$355	$404	$283

(1)	Third party aluminum shipments for periods prior to 2Q04 have been properly adjusted to reflect international selling company activity.
(2)	Alcoa’s average realized price for 1Q04 has been adjusted from the previously reported amount to reflect the elimination of certain previously misclassified intercompany activity.
(3)	Prior periods have been adjusted to reflect the reclassification of the protective packaging business from continuing operations to discontinued operations in the third quarter of 2004.

SUPPLEMENTAL FINANCIAL INFORMATION

Alcoa and subsidiaries

Net Income and EPS Information (unaudited)

(in millions, except per-share amounts)

	Net Income			Diluted EPS
	3Q03	2Q04	3Q04	3Q03	2Q04	3Q04
GAAP Net income	$280	$404	$283	$.33	$.46	$.32
Discontinued operations – operating loss	5	1	—
Discontinued operations – loss on divestitures	—	—	15

GAAP income from continuing operations	$285	$405	$298	$.33	$.46	$.34

Restructuring and other charges (2):
Restructurings	1	3	4
Loss on divestitures	—	1	—

Income from continuing operations excluding restructuring and other charges (1)	$286	$409	$302	$.33	$.47	$.34

Average diluted shares outstanding				859	877	877

(1)	Alcoa believes that income from continuing operations excluding restructuring and other charges is a measure that should be presented in addition to income from continuing operations determined in accordance with GAAP. The following matters should be considered when evaluating this non-GAAP financial measure:

•	Alcoa reviews the operating results of its businesses excluding the impacts of restructurings and divestitures. Excluding the impacts of these charges can provide an additional basis of comparison. Management believes that these charges are unusual in nature, and would not be indicative of ongoing operating results. As a result, management believes these charges should be considered in order to compare past, current, and future periods.

•	The economic impacts of the restructuring and divestiture charges are described in the footnotes to Alcoa’s financial statements. Generally speaking, charges associated with restructurings include cash and non-cash charges and are the result of employee layoff, plant consolidation of assets, or plant closure costs. These actions are taken in order to achieve a lower cost base for future operating results.

•	Charges associated with divestitures principally represent adjustments to the carrying value of certain assets and liabilities and do not typically require a cash payment. These actions are taken primarily for strategic reasons as the company has decided not to participate in this portion of the portfolio of businesses.

•	Restructuring and divestiture charges are typically material and are considered to be outside the normal operations of a business. Corporate management is responsible for making decisions about restructurings and divestitures.

•	There can be no assurance that additional restructurings and divestitures will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both income from continuing operations determined under GAAP as well as income from continuing operations excluding restructuring and other charges.

(2)	Restructuring and other charges totaled $4 of expense for the third quarter of 2004 ($4 after taxes and minority interests). The amount principally represents layoff charges.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions)

Return on Capital	Trailing Four Quarters
Net Income	$1,333

Minority Interest	237

Interest Expense (After taxes of 27.8%)	199

Numerator (Sum Total)	$1,769

Average Balances (1)
Short Term Borrowings	$370
Long Term Borrowings	6,883
Preferred Equity	55
Minority Interest	1,321
Common Equity	11,781

Denominator (Sum Total)	$20,410

Return on Capital	8.7%

(1)	Calculated as (September 2003 ending balance + September 2004 ending balance) divided by 2.